Exhibit 99.1
CPI Announces Brennan Hughes as Chief Accounting Officer
August 26, 2026, DENVER, Colo., CPITM (NASDAQ: PMTS), a payments technology leader providing a comprehensive range of physical and digital payment solutions, today announced the appointment of Brennan Hughes as Chief Accounting Officer, effective August 24, 2026.
Hughes brings more than 25 years of finance and accounting leadership experience. Most recently, he served as Director of Finance and Head of Investor Relations at Artisan Partners Asset Management. Prior to Artisan Partners, he spent nearly two decades at Janus Capital Group and Janus Henderson Group, most recently as Senior Vice President, Chief Accounting Officer and Treasurer, where he oversaw global accounting and treasury operations and supported capital markets and strategic initiatives.
"As we grow and diversify, maintaining financial discipline, accountability and operational excellence are critical," said Terra Grantham, Chief Financial Officer of CPI. "Brennan embodies the qualities we value in our finance leaders. He brings deep technical accounting expertise, extensive public company experience and a proven track record of helping organizations navigate growth, transformation and complexity. Throughout his career, he has helped lead strategic initiatives, financial transformations, and capital allocation decisions. His broad perspective and leadership experience will strengthen our finance organization and help support CPI's long-term growth objectives."
Hughes holds a Master of Accountancy and a Bachelor of Science in Accounting from the University of Denver and is a Certified Public Accountant.
About CPI Card Group Inc.
CPI Card Group (NASDAQ: PMTS) is a payments technology company that is integral to the payments ecosystem. CPI’s connections, people, and solutions enable payments for a broad and expanding customer base including thousands of U.S. financial institutions, processors, fintechs, prepaid program managers and more, and these customers count on us to deliver what's next. We continue to transform alongside the market, and for decades have invested in building deep connections and flexible solutions for our customers. Our proprietary platform and expertise uniquely position CPI to deliver today, tomorrow, and into the future as the market expands and payment methods evolve. Learn more at www.cpicardgroup.com.

CPI Investor Relations
Davis Barker, Head of Investor Relations & Corporate Development
(877) 369-9016
InvestorRelations@cpicardgroup.com